Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: April 27, 2007
CONTACT: Paul Zogas, President (708) 598-9400

MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 3rd QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND

BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”) the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended March 31, 2007 totaled $164,000, or $0.44 per diluted share, compared to net income of $223,000, or $0.60 per diluted share, for the quarter ended March 31, 2006. Net income for the nine months ended March 31, 2007 totaled $557,000, or $1.50 per diluted share, compared to net income totaling $751,000, or $2.01 per diluted share, for the nine months ended March 31, 2006.

Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.24 per share for the quarter ended March 31, 2007. The dividend will be payable May 17, 2007 to shareholders of record as of May 7, 2007.

Annualized return on average assets and annualized return on average equity during the quarter ended March 31, 2007 were .53% and 4.83%, respectively compared to .68% and 6.84%, respectively, for the comparable prior year quarter. For the nine months ended March 31, 2007, annualized return on average assets and annualized return on average equity were .59% and 5.50%, respectively, compared to .75% and 7.74%, respectively, for the nine months ended March 31, 2006.

Net interest income decreased $130,000 to $1.16 million in the quarter ended March 31, 2007 as compared to the prior year quarter. The decrease in net interest income is primarily attributed to a decrease in interest rate spread to 3.54% for the quarter ended March 31, 2007 from 3.81% for the prior year period. The average balance of interest earning assets also decreased by $7.0 million to $119.3 million compared with the prior year period.

For the nine months ended March 31, 2007 net interest income decreased $299,000 to $3.59 million. The decrease in net interest income in the current nine month period was also primarily the result of a decrease in interest rate spread to 3.63% compared to 3.81% in the prior year period.

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Non-interest income increased $4,000 to $203,000 in the quarter ended March 31, 2007 as compared to the prior year quarter. The primary factors for the increase in non-interest income were an $18,000 increase in gain on the sale of loans, a $10,000 increase in loan fees and service charges, a $6,000 increase in commission income and a $3,000 increase in land trust fees offset by a $34,000 decrease in deposit related fees. The increase in loan fees and service charges resulted primarily from an increase in brokered loan fees.

For the nine months ended March 31, 2007 non-interest income decreased $74,000 to $593,000 from $667,000 in the prior year period. The primary factors for the decrease in non-interest income were an $84,000 decrease in deposit related fees and a $59,000 decrease in loan fees and service charges offset by a $50,000 increase in profit on the sale of loans, a $24,000 recovery of data communication charges billed in error and a $7,000 increase in commission income. Non-interest income was increased in the prior year period as a result of a $16,000 gain from additional proceeds received in the prior year period on the sale of Midland Federal’s investment in Intrieve, Incorporated.

Non-interest expense decreased $37,000 to $1.1 million in the quarter ended March 31, 2007 as compared to the prior year quarter. The decrease in non-interest expense is primarily the result of a $10,000 decrease in staffing costs and a $10,000 decrease in computer software and support expense.

For the nine months ended March 31, 2007 non-interest expense decreased $79,000 to $3.34 million compared with the prior year period. The primary factors for the decrease in non-interest expense in the current nine month period were a $31,000 decrease in staffing expense, a $21,000 decrease in computer software and support expense and a $9,000 decrease in data processing fees, offset by a $21,000 increase in office occupancy expense. The decrease in staffing expense is primarily attributed to a $28,000 decrease in payroll expenses and a $15,000 decrease in loan origination commissions due to a decrease in lending volume, offset by an $18,000 increase in the cost of employee benefits.

Non-performing assets were .67% of total assets at March 31, 2007 and consisted of $834,000 in non-performing loans compared to $327,000 in non-performing loans, or .25% of total assets, at June 30, 2006. Non-accruing loans at March 31, 2007 consisted of $808,000 in one-to-four family residential mortgage loans and $26,000 in non-mortgage loans. The allowance for loan losses increased $6,000 during the nine months ended March 31, 2007 due to net recoveries and amounted to $422,000, or 0.49% of total loans, at March 31, 2007. The Company made no loan loss provisions during the nine months ended March 31, 2007. At March 31, 2007 the Company’s ratio of allowance for loan losses to non-performing loans was 50.61% compared to 127.27% at June 30, 2006.

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At March 31, 2007 the Company’s assets totaled $125.1 million, compared to total assets of $130.8 million at June 30, 2006. Net loans receivable declined $6.3 million to $85.4 million at March 31, 2007. Total deposits declined $5.7 million to $110.3 million at March 31, 2007 from $116.0 million at June 30, 2006. The net decrease in deposits is primarily attributed to increased competition for deposit accounts in the current interest rate environment.

Stockholders’ equity in the Company totaled $13.7 million at March 31, 2007 resulting in a book value per common share of $36.70 based upon 372,600 shares outstanding. At March 31, 2007 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 8.91% and a risk-based capital ratio of 21.25%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.

(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL CONDITION DATA:	March 31, 2007	June 30, 2006
	(Unaudited)
Total assets	$125,074,778	130,817,349
Loans receivable, net	85,369,049	92,544,573
Mortgage-backed securities	1,517,660	1,684,228
Cash and cash equivalents	12,962,352	11,259,904
Investment securities	20,922,775	21,021,975
Deposits	110,279,517	115,971,229
Stockholders’ equity	13,673,461	13,296,084

PER SHARE DATA:
Book value per common share at period end	$36.70	$35.68

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.98%	.35%
Non-performing assets to total assets	.67%	.25%
Allowance for loan losses to non-performing loans	50.61%	127.27%
Allowance for loan losses to total loans	.49%	.45%

SELECTED OPERATIONS DATA (Unaudited):	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Total interest income	$1,685,029	1,714,078	5,125,891	5,082,248
Total interest expense	526,848	425,659	1,534,700	1,192,765

Net interest income	1,158,181	1,288,419	3,591,191	3,889,483
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	1,158,181	1,288,419	3,591,191	3,889,483

Non-interest income	203,007	199,283	592,456	666,622
Non-interest expense	1,112,436	1,149,338	3,340,013	3,418,892

Income before income taxes	248,752	338,364	843,634	1,137,213
Income tax expense	84,424	115,044	286,579	386,652

Net income	164,328	223,320	557,055	750,561

PER SHARE DATA:
Earnings per basic share	$.44	.60	1.50	2.01
Earnings per diluted share	$.44	.60	1.50	2.01
Dividends declared per common share	$.24	.22	.72	.66

SELECTED OPERATING RATIOS:
Annualized return on average assets	.53%	.68%	.59%	.75%
Annualized return on average equity	4.83%	6.84%	5.50%	7.74%
Annualized operating expenses to average total assets	3.56%	3.49%	3.54%	3.40%
Interest rate spread during the period	3.54%	3.81%	3.63%	3.81%
Net interest margin	3.88%	4.08%	3.96%	4.04%
Average interest-earning assets to average interest-bearing liabilities	119.26%	119.79%	119.87%	119.56%